Exhibit 3.5

H13000041252 3
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
PROGUARD ACQUISITION CORP.

Pursuant to Section 607.10025 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Executive Officer of Proguard Acquisition Corp. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on June 8, 2004 (Document No. P04000088950), as amended on February 11, 2011 and further amended on May 21, 2012 (collectively, the “Articles of Incorporation”).

SECOND:  Article III(a) - CAPITALIZATION of the Articles of Incorporation is hereby deleted in its entirety and replaced as follows:

(a)           Authorized Shares.  The aggregate number of shares which the corporation shall have the authority to issue is Six Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Four (6,833,334) shares.  Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (6,666,667) shares shall be designated “Common Stock,” and shall have a par value of $0.001.  One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (166,667) shares shall be designated “Preferred Stock,” and shall have a par value of $0.001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

THIRD:  Article III – CAPITALIZATION of the Articles of Incorporation is hereby amended through the addition of the following section:

(h)           At the effective time of this Amendment, each share of common stock of the corporation issued and outstanding as of the record date set by the corporation's Board of Directors shall be subject to a one (1) for thirty (30) (1:30) reverse stock split with all fractional shares rounded to the nearest whole share.  Such reverse stock split shall not affect the par value of the corporation's common stock which shall remain $0.001 per share.

FOURTH:  The effective time of these Articles of Amendment to the Articles of Incorporation is March 12, 2013.

FIFTH:  These Articles of Amendment were adopted on February 21, 2013 by the Corporation’s Board of Directors and no shareholder approval is required.  These Articles of Amendment do not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and do not result in the percentage of authorized shares that remain unissued after the reverse stock split exceeding the percentage of authorized shares that were unissued before the reverse stock split.

IN WITNESS WHEREOF, the undersigned has executed these Amended Articles of Incorporation this 21st day of February, 2013.

PROGUARD ACQUISITION CORP.

By: /s/ David A. Kriegstein
David A. Kriegstein, Chief Executive Officer